UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2019

Molecular Templates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9301 Amberglen Blvd, Suite 100

Austin, TX 78729

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (512) 869-1555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 23, 2019, Molecular Templates, Inc. (the “Company”) entered into a sublease agreement (the “Sublease”) with State Farm Mutual Automobile Insurance Company (“State Farm”) to sublet office and laboratory space consisting of approximately 57,085 total rentable square feet of space in the building located at 8900 Amberglen Blvd., Austin, Texas (the “Premises”).

The term of the Sublease is approximately nine and one-half years. The term of the Sublease will commence upon the satisfaction of certain conditions, including the issuance of the consent of the overlandlord to the Sublease. The commencement date is expected to occur within approximately thirty (30) days of the execution of the Sublease. The term of the Sublease will expire on August 30, 2028, unless earlier terminated pursuant to the terms of the Sublease. The Company has a one-time right of first refusal (“Right of First Refusal”) to sublease the remaining two wings located on the third floor of the Premises, collectively or individually, on the same terms and conditions as the initial Sublease. The Company is also required to maintain certain insurance requirements and deliver within 30 days of execution of the Sublease an irrevocable and unconditional letter of credit (“Letter of Credit”) in an initial amount of $3.0 million dollars, provided, however, that the amount of the Letter of Credit may be reduced over time pursuant to the terms and conditions of the Sublease and the satisfaction of certain criteria.

Base rent payments due under the Sublease for the Premises are expected to be approximately $14.8 million in the aggregate over the term of the Sublease. Rental payments are scheduled to commence on the earlier to occur of (i) 151 days following the commencement of the term of the Sublease and (ii) 5 business days following completion of the Company’s build-out of the Premises. The Company is also responsible for certain other costs under the Sublease, such as certain operating expenses, taxes, assessments, maintenance, insurance, and utilities.

The Company is responsible for the build-out of the space for its use and will receive a contribution from State Farm towards such work not to exceed $1,997,975.00, in addition to other reimbursements and work costs.

The foregoing description of certain terms of the Sublease does not purport to be complete and is qualified in its entirety by reference to the full text of the Sublease that the Company expects to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company’s entry into the Sublease resulted in the creation of a direct financial obligation. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 of this Current Report on Form 8-K by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Templates, Inc.

Dated: January 29, 2019	By:	/s/ Eric E. Poma, Ph.D.
Name: Eric E. Poma, Ph.D. Title: Chief Executive Officer